                                                                      Exhibit 99

                                             CONTACT:  FRANKLIN L. WRIGHT
                                                       (212) 326-6170

                                                              OR

                                                       DAVID NEIBART
                                                       GAVIN ANDERSON & COMPANY
                                                       (212) 373-0200


APRIL 22, 1997
97/2

FOR IMMEDIATE RELEASE
---------------------


             DIME BANCORP REPORTS IMPROVED FIRST QUARTER EARNINGS

     New York, NY - April 22, 1997 - Dime Bancorp, Inc. (NYSE:DME), parent company of The Dime Savings Bank of New York, FSB, today reported net income of $32.9 million, or $0.31 per fully diluted common share, for the first quarter of 1997, up 22% from net income of $27.1 million, or $0.25 per fully diluted common share, for the comparable prior year quarter. Dime's annualized return on average stockholders' equity and return on average assets were 12.66% and 0.69%, respectively, in the first quarter of 1997, compared with 10.93% and 0.54%, respectively, in the first quarter of 1996.

     "The first quarter of 1997 was marked by improved financial performance and, equally important, by progress in building our key businesses," commented
Lawrence J. Toal, President and Chief Executive Officer.   "Both net interest
income and overall revenues from fee-generating activities were higher in the first quarter of 1997, as compared with the year-earlier period. We also maintained good control of expenses even as we stepped up our investment of resources to build our business for the future."

                                     -more-

     "While loan production in total was down from the first quarter of last year, consumer and commercial real estate loan originations were each higher. First quarter 1997 residential loan production of $637.6 million was $267.3 million lower than last year's first quarter; however, Dime's mortgage banking business is building momentum in several key areas, the pipeline is growing, and we expect residential loan production to increase as we move through the balance of the year," added Mr. Toal.

Operating Results
-----------------
     Net interest income in the 1997 first quarter was $117.3 million, as compared with $114.3 million in the first quarter of 1996. The growth in net interest income occurred despite the reduction in Dime's "wholesale" position -- mortgage-backed securities funded by borrowings --which resulted in a $1.0 billion reduction in average interest-earning assets. The increase reflects a rise in Dime's net interest margin from 2.35% in the 1996 first quarter to 2.51% in the 1997 first quarter, attributable in part to sales of relatively lower-yielding mortgage-backed securities during 1996 and lower overall funding costs.

     Non-interest income increased to $27.6 million for the 1997 first quarter from $23.6 million in the comparable prior year quarter. This improvement was attributable largely to a $1.4 million, or 29.5%, increase in securities and insurance brokerage fees, together with $2.0 million of net gains from securities transactions during the first quarter of 1997, as compared with net losses from securities transactions of $0.7 million in the first quarter of 1996. These factors were offset partially by a $1.1 million decline in net gains from sales of loans in the 1997 first quarter as compared with the 1996 first quarter.

     Non-interest expense was $80.6 million in the three months ended March 31, 1997, compared with $81.6 million in the year-earlier period. The 1996 period included restructuring and merger-related expense of $3.5 million. General and administrative expense totaled $72.4 million in the 1997 first quarter, up $2.2 million from the comparable prior year quarter, but down $3.2 million from the fourth quarter of 1996. The 1996 fourth quarter included a $4.3 million charge in connection with the relocation of the mortgage banking operation headquarters to Tampa, Florida. The 1997 first quarter included expenses associated with the continuing expansion of Dime's mortgage banking and consumer lending activities, the ongoing development of product sales technology, and a higher level of commissions associated with increased fees from investment services.

Asset Quality
-------------
     Non-performing assets, which consist of non-accrual loans and other real estate owned, net, were $230.4 million, or 1.25% of total assets, at March 31, 1997, as compared with $244.8 million, or 1.30% of total assets, at year-end 1996. At March 31, 1997, non-accrual loans totaled $182.6 million, or 1.68% of total loans receivable, compared with $191.6 million, or 1.78% of total loans receivable, at year-end 1996. The allowance for loan losses represented 56.5% of non-accrual loans at March 31, 1997.

                                     -more-

Recent Events
-------------
     During the second quarter of 1997, agreements were reached to sell approximately $126 million of Dime's non-performing residential loans and owned real estate. It is currently estimated that these sales will result in a one-time pre-tax charge in the second quarter of approximately $15 million. The loss is expected to be substantially offset by reinvestment earnings and lower credit-related costs during the balance of 1997. Adjusted for the sales, on a pro forma basis as of March 31, 1997, Dime's portfolio of non-performing assets would be approximately $104 million, or 0.57% of total assets. The planned transactions are, however, still subject to certain standard closing conditions, and no assurance can be given that they will be consummated as anticipated.

     The proposed acquisition by Dime of BFS Bankorp, Inc., the parent company of Bankers Federal Savings FSB, has received all required approvals and is scheduled to close in the second quarter of 1997. Completion of the acquisition will add approximately $600 million of loans and $450 million of deposits to Dime's balance sheet.

     At March 31, 1997, Dime had assets of $18.5 billion, deposits of $12.8 billion, and stockholders' equity of $1.1 billion. At that date, the Bank's regulatory capital ratios were in excess of the minimum requirements for a "well-capitalized" designation--the highest regulatory classification. The Bank operates 85 branches in the greater New York metropolitan area and one branch in Florida, and completion of the BFS acquisition will add five branches to Dime's New York City network. Dime originates loans in selected markets throughout the United States.

     Certain statements in Dime's press releases are forward-looking and may be identified by the use of forward-looking words or phrases such as "believe," "expect," "anticipate," "planned" and "estimated." These forward-looking statements are based on Dime's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Dime notes that a variety of factors could cause Dime's actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of Dime's business include interest rate movements, competition from both financial and non-financial institutions, changes in applicable laws and regulations, the timing and occurrence (or non-occurrence) of transactions and events that may be subject to circumstances beyond Dime's control, and general economic conditions.


                                     # # #

     NOTE: PLEASE VISIT DIME'S HOME PAGE ON THE INTERNET: WWW.DIME.COM

DIME BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                   March 31,    December 31,
                                                                     1997           1996
                                                                 ------------   ------------
(In thousands)                                                           (unaudited)
ASSETS

 Cash and due from banks                                          $   142,433    $   158,753
 Money market investments                                              18,838         25,764
 Loans held for sale                                                  123,563        115,325
 Securities available for sale                                      2,283,937      2,589,572
 Securities held to maturity                                        4,141,955      4,363,971
 Federal Home Loan Bank of New York stock                             266,244        266,244
 Loans receivable, net:
    First mortgage loans                                            8,832,335      8,698,990
    Cooperative apartment loans                                     1,279,922      1,261,648
    Consumer and business loans                                       778,328        777,419
    Allowance for loan losses                                        (103,223)      (106,495)
                                                                 ------------   ------------
       Total loans receivable, net                                 10,787,362     10,631,562
                                                                 ------------   ------------

 Other real estate owned, net                                          47,797         53,255
 Accrued interest receivable                                          105,270        106,041
 Premises and equipment, net                                          103,608        103,541
 Mortgage servicing assets (1)                                        124,871        127,745
 Deferred tax asset, net                                              173,525        183,672
 Other assets                                                         145,383        144,663
                                                                 ------------   ------------
      Total assets                                                $18,464,786    $18,870,108
                                                                 ============   ============


LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Deposits                                                        $12,849,906    $12,856,739
  Securities sold under agreements to repurchase                    3,494,448      3,550,234
  Federal Home Loan Bank of New York advances                         560,101        925,139
  Senior notes                                                        197,638        197,584
  Other borrowed funds                                                142,779        142,234
  Other liabilities                                                   166,210        175,841
                                                                 ------------   ------------
      Total liabilities                                            17,411,082     17,847,771
                                                                 ------------   ------------

Stockholders' equity:
  Common stock                                                          1,083          1,083
  Additional paid-in capital                                          914,386        914,386
  Retained earnings                                                   189,870        158,956
  Treasury stock, at cost                                             (44,632)       (51,498)
  Net unrealized (loss) gain on securities available
     for sale, net of related income taxes                             (6,222)            22
  Unearned compensation                                                  (781)          (612)
                                                                 ------------   ------------
     Total stockholders' equity                                     1,053,704      1,022,337
                                                                 ------------   ------------

        Total liabilities and stockholders' equity                $18,464,786    $18,870,108
                                                                 ============   ============

(1) In connection with the Company's adoption, effective January 1, 1997, of Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," capitalized excess servicing at December 31, 1996 has been reclassified to mortgage servicing assets.

DIME BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

                                                                       For the Three Months Ended
                                                                               March 31,
                                                                       -------------------------
(In thousands, except per share data)                                      1997         1996
                                                                       ------------   ----------
                                                                              (unaudited)
Interest income                                                            $324,871     $343,528
Interest expense                                                            207,598      229,193
                                                                       ------------   ---------
          Net interest income                                               117,273      114,335
Provision for loan losses                                                    10,000       10,500
                                                                       ------------   ----------
          Net interest income after provision for loan losses               107,273      103,835
                                                                       ------------   ----------

Non-interest income:
       Loan servicing fees, net (1)                                           9,917        9,894
       Banking service fees                                                   6,768        6,706
       Securities and insurance brokerage fee                                 6,051        4,674
       Net gains on sales activities                                          2,083          461
       Other                                                                  2,786        1,833
                                                                       ------------   ----------
          Total non-interest income                                          27,605       23,568
                                                                       ------------   ----------

Non-interest expense:
  General and administrative expense:
      Compensation and employee benefits                                     34,741       33,976
      Occupancy and equipment, net                                           13,335       12,775
      Other                                                                  24,305       23,443
                                                                       ------------   ----------
          Total general and administrative expense                           72,381       70,194
  Other real estate owned expense, net                                        3,052        2,493
  Amortization of mortgage servicing assets (1)                               5,202        5,425
  Restructuring and merger-related expense                                       --        3,504
                                                                       ------------   ----------
          Total non-interest expense                                         80,635       81,616
                                                                       ------------   ----------
Income before income tax expense                                             54,243       45,787

Income tax expense                                                           21,327       18,732
                                                                       ------------   ----------
Net income                                                                 $ 32,916       27,055
                                                                       ============   ==========
Primary and fully diluted earnings per common share                           $0.31        $0.25
                                                                       ============   ==========
Primary average common shares outstanding                                   106,652      110,020
                                                                       ============   ==========
Fully diluted average common shares outstanding                             106,663      110,196
                                                                       ============   ==========

(1) In connection with the Company's adoption, effective January 1, 1997, of Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," amortization of capitalized excess servicing for the three months ended March 31, 1996 has been reclassified from "Loan servicing fees, net" to "Amortization of mortgage servicing assets."

DIME BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION


                                                           For the Three Months Ended
                                                                    March 31,
                                                        ---------------------------------
(Dollars in thousands, except per share data)                 1997              1996
                                                        ---------------    --------------
                                                                    (unaudited)
Performance Ratios:  (1)

     Interest rate spread                                          2.40%             2.26%
     Net interest margin                                           2.51              2.35
     General and administrative expense to
      average assets                                               1.51              1.39
     Efficiency ratio (2)                                         50.19             50.17
     Return on average assets                                      0.69              0.54
     Return on average stockholders' equity                       12.66             10.93

Average Balances:

     Interest-earning assets                                $18,432,739       $19,471,137
     Interest-bearing liabilities                            17,985,634        19,070,047
     Total assets                                            19,189,532        20,199,554
     Stockholders' equity                                     1,040,087           990,413

                                                               At               At
                                                           March 31,        December 31,
                                                              1997              1996
                                                        ---------------    --------------
                                                                    (unaudited)
Regulatory Capital Ratios (The Dime
  Savings Bank of New York, FSB):

     Tangible                                                      6.32%             6.06%
     Leverage                                                      6.32              6.06
     Risk-based                                                   13.30             13.08
     Tier 1 risk-based                                            12.21             11.96

Asset Quality:

     Non-performing assets                                  $   230,442       $   244,845
     Non-performing assets to total assets                         1.25%             1.30%
     Non-accrual loans to total loans receivable                   1.68              1.78
     Allowance for loan losses to non-accrual loans               56.52             55.58
     Allowance for loan losses to total loans receivable           0.95              0.99

Financial Condition and Other Data:

     Interest-earning assets                                $17,725,122       $18,098,933
     Interest-bearing liabilities                            17,244,872        17,671,930
     Book value per common share                                  10.01              9.76
     Tangible book value per common share                          9.92              9.67
     Stockholders' equity to total assets                          5.71%             5.42%

(1) Ratios have been annualized.

(2) The ratio for the three months ended March 31, 1996 has been restated in connection with the Company's adoption, effective January 1, 1997, of Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities."